Exhibit 10.1

WASTE MANAGEMENT HOLDINGS, INC.

EXECUTIVE SEVERANCE PROTECTION PLAN

(As effective December 22, 2017)

1.                                      Plan.  Waste Management Holdings, Inc., a Delaware corporation, established this Waste Management Holdings, Inc. Executive Severance Protection Plan (this “Plan”), effective as of December 22, 2017 (the “Effective Date”).

The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).  Additionally, the Plan benefits certain employees who are within a select group of key management or highly compensated employees and directors, and is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.

2.                                      Objectives.  The purpose of the Plan is to ensure the continued availability of stable, motivated employee services by entitling Participants to severance benefits in the event of certain qualifying terminations of employment.

3.                                      Definitions.  As used herein, the terms set forth below shall have the following respective meanings, except to the extent any such term is otherwise defined in a Participation Agreement or in an employment agreement between the Participant and a Company Entity:

(a)                                 “Base Salary” means the Participant’s base salary or regularly scheduled wages on a calendar year basis immediately prior to his Termination Date, but excluding all other elements of compensation including overtime, bonuses, perquisites, commissions, restricted stock awards, stock options, retirement benefits, welfare benefits, or any other payments (disregarding any reduction that gives rise to Good Reason under this Plan).

(b)                                 “Board” means the Board of Directors of Waste Management.

(c)                                  “Cause” means the Participant’s (i) willful or deliberate and continual refusal to perform the Participant’s employment duties reasonably requested by the Company after receipt of written notice to the Participant of such failure to perform, specifying such failure (other than as a result of the Participant’s sickness, illness or injury) and the Participant’s failure to cure such nonperformance within ten (10) days of receipt of said written notice; (ii) breach of any statutory or common law duty of loyalty to the Company; (iii) conviction of, or plea of nolo contendre to, any felony; (iv) willful or intentional cause of material injury to the Company, its property, or its assets; (v) disclosure or attempted disclosure to any unauthorized person(s) of the Company’s proprietary or confidential information; (vi) material violation or a repeated and willful violation of the Company’s policies or procedures, including but not limited to, the Company’s Code of Business Conduct and Ethics (or any successor policy) then in effect; or (vii) breach of any Protective Covenants.  A termination of employment for Cause will be set forth in a written notice to the Participant that sets forth in reasonable detail the facts and circumstances which provide the basis for termination for Cause.

(d)                                 “CEO” means the Chief Executive Officer of Waste Management, Inc.

(e)                                  “Change in Control” means the first to occur, on or after the Effective Date, of any of the following events:

(i)                                     any Person, or Persons acting as a group (within the meaning of Code Section 409A), directly or indirectly, including by purchases, mergers, consolidation or otherwise, acquires ownership of securities of Waste Management that, together with stock held by such Person or Persons, represents fifty percent (50%) or more of the total voting power or total fair market value of Waste Management’s then outstanding securities;

(ii)                                  any Person, or Persons acting as a group (within the meaning of Code Section 409A), acquires, (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) directly or indirectly, including by purchases, merger, consolidation or otherwise, ownership of the securities of Waste Management that represent thirty percent (30%) or more of the total voting power of Waste Management’s then outstanding voting securities;

(iii)                               the following individuals cease for any reason to constitute a majority of the number of directors then serving during any 12-month period: individuals who, at the beginning of the 12-month period, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating or the election of directors of Waste Management) whose appointment or election by the Board or nomination for election by Waste Management’s stockholders was approved or recommended by a vote of at least a majority of the directors before the date of such appointment or election or whose appointment, election or nomination for election was previously so approved or recommended;

(iv)                              a Person or Persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Waste Management that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Waste Management immediately before such acquisition or acquisitions, other than a sale or disposition by Waste Management of such assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by Waste Management or by the stockholders of Waste Management in substantially the same proportions as their ownership of Waste Management immediately prior to such sale.

(f)                                   “Change in Control Period” means the period commencing on the date occurring six months immediately prior to the date on which a Change in Control occurs and ending on the second anniversary of the date on which a Change in Control occurs.

(g)                                  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)                                     “Committee” means the Management Development & Compensation Committee of the Board.

(j)                                    “Company” means Waste Management Holdings, Inc., a Delaware corporation, or any successor thereto.

(k)                                 “Company Entity” means any Subsidiary of the Company.

(l)                                     “Eligible Employee” means an employee of a Company Entity who is designated by such Company Entity as employed at compensation band E75 or greater; provided, however, that any such employee who is party to an agreement with a Company Entity that (i) provides for severance benefits separate from and in the absence of this Plan and (ii) does not state that such employee will participate in this Plan, shall not be an Eligible Employee during the term of such agreement.

(m)                             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)                                 “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time.

(o)                                 “Good Reason” means the occurrence of any of the following circumstances:

(i)                                     the material diminution in the Participant’s base compensation;

(ii)                                  the material diminution in the Participant’s authority, duties or responsibilities;

(iii)                               the relocation of the geographic location of the Participant’s principal place of employment by more than 50 miles from the location of the Participant’s principal place of employment as of the Effective Date; or

(iv)                              failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume the obligations of the Company hereunder;

Notwithstanding the foregoing provisions, any assertion by a Participant of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (w) the condition giving rise to the Participant’s termination of employment must have arisen without the Participant’s consent; (x) the Participant must provide written notice to the CEO (or in the case of the CEO, the Board) of such condition within ninety (90) days of the initial existence of the condition; (y) the written notice must provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such notice is given; and (z) the condition specified in such notice must remain uncorrected through the date of termination set forth in the notice.

(p)                                 “Participant” means an Eligible Employee who meets the participation requirements set forth in Section 5.

(q)                                 “Participation Agreement” means the written agreement between the Company and an Eligible Employee setting forth any additional terms and conditions of the Eligible Employee’s participation in this Plan and evidencing the Eligible Employee’s agreement to all terms and conditions of participation in this Plan, including the Protective Covenants.

(r)                                    “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an employee benefit plan of the Company, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities or (v) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

(s)                                   “Protective Covenants” means any protective covenant obligations that a Participant owes to a Company Entity, including but not limited to any confidential information, non-disclosure, non-competition, non-solicitation or non-disparagement covenants set forth in an employment or other agreement between the Participant and a Company Entity.

(t)                                    “Release” means that specific document which the Company shall present to the Participant for consideration and execution after any applicable termination of employment, wherein if he agrees to such, he will irrevocably and unconditionally release and forever discharge the Company, its subsidiaries, affiliates and related parties from any and all causes of action which the Participant at that time had or may have had against the Company to the greatest extent permitted by applicable law as of the Termination Date.

(u)                                 “Specified Employee” means a Participant who meets the requirements specified in Code Section 409A(a)(2)(B).

(v)                                 “Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

(w)                               “Termination Date” means the date on which the Participant’s employment with all Company Entities is terminated.  For purposes of determining whether a Participant has terminated employment, the employment of a Participant shall not be deemed to have been terminated due to a transfer between Company Entities or because of such Participant’s absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence granted by the Company for reasons of professional advancement, education, health or government service, or during military leave for any period if the Participant returns to active employment within 90 days after the termination of such Participant’s military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.

(x)                                 “Total Disability” means that the Participant has become physically or mentally disabled so as to render the Participant incapable of performing the essential functions of his position (with or without reasonable accommodations) and such disability is expected to result in death or to last for a continuous period of at least twelve (12) months, provided that such condition constitutes a “disability” within the meaning of Code Section 409A.  The Participant’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Plan.  Whether a Participant’s Total Disability has occurred will be determined by the Committee.

(y)                                 “Waste Management” means Waste Management, Inc., a Delaware corporation.

4.                                      Plan Administration.  The Committee shall have full and final authority, subject to the express provisions of this Plan, with respect to the administration of this Plan, including but not limited to, the authority to construe and interpret any provisions of this Plan, to make all eligibility and benefit determinations, and to take all other actions deemed necessary or advisable for the proper administration of this Plan, and such decisions shall be binding on all parties.  The Committee may, in its discretion, delegate its responsibilities and authority to any one of its members or to any other individual or entity.

5.                                      Eligibility and Participation.  An Eligible Employee shall become a Participant in the Plan upon executing and returning to the Company the Participation

Agreement approved by the Committee.  A Participant ceases to be a Participant upon termination of employment; provided that any and all rights and obligations accruing to the Participant under the Plan as a result of such employment termination shall survive the Participant’s termination of participation in the Plan.  For the avoidance of doubt, any individual who is not classified by a Company Entity as an employee on its payroll will not be eligible for participation in the Plan even if later determined to have been a common law employee.

6.                                      Compensation Following Termination of Employment.

(a)                                 Termination for Cause or Other Than Good Reason.  Subject to reduction as may be required by Section 13, in the event that the Participant’s employment is terminated by the Company for Cause or by the Participant for other than Good Reason, the Company shall pay the following amounts to the Participant:

(i)                                     any accrued but unpaid Base Salary for services rendered through the Termination Date;

(ii)                                  reimbursement for any accrued but unpaid expenses properly incurred by the Participant in accordance with the Company’s applicable policy prior to the Termination Date;

(iii)                               any accrued but unused vacation through the Termination Date; and

(iv)                              any earned but unpaid bonuses for any prior calendar year.

The amount due to the Participant pursuant to this Section 6(a) shall be paid as soon as practicable following the Termination Date in accordance with the Company’s normal payroll policies and practices.  Additionally, any benefits accrued through the Termination Date to which a Participant may be entitled pursuant to other Company plans, policies and arrangements shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(b)                                 Termination by Reason of Total Disability or Death.  Subject to reduction as may be required by Section 13, in the event that the Participant’s employment is terminated by reason of the Participant’s Total Disability or death, the Company shall pay the following amounts to the Participant or, in the event of the Participant’s death, the Participant’s beneficiary or estate:

(i)                                     the benefits set forth in Section 6(a) of this Plan;

(ii)                                  annual and/or special cash bonus payments for the calendar year in which the Participant’s Termination Date occurs, at the same time, on the same basis, and to the same extent such payments are made to other senior the Participants of the Company, pro-rated for the calendar year in which the Termination Date occurs.

In the event of the Participant’s Total Disability, payment of the amount due to the Participant pursuant to Subsection 6(b)(ii) shall be fully subject to and contingent on the Participant’s execution (without revocation) of the Release.

7.                                      Termination by the Company Without Cause or by the Participant for Good Reason Outside a Change in Control Period.

(a)                                 Severance Benefits.  Subject to reduction as may be required by Section 13, in the event that the Participant’s employment is terminated by the Company outside a Change in Control Period for reasons other than death, Total Disability or Cause, or the Participant terminates his employment for Good Reason outside of a Change in Control Period, the Company shall pay the following amounts to the Participant:

(i)                                     the benefits set forth in Section 6(a) of the Plan;

(ii)                                  annual and/or special cash bonus payments for the calendar year in which the Participant’s Termination Date occurs, at the same time, on the same basis, and to the same extent such payments are made to other senior the Participants of the Company, pro-rated for the calendar year in which the Termination Date occurs;

(iii)                               a cash amount equal to two (2) times the sum of the Participant’s Base Salary plus his target annual bonus (in each case, as then in effect), of which one-half of such amount shall be paid in a lump sum within the calendar quarter in which the 60th day following the Termination Date falls and one-half of such amount shall be paid during the two (2) year period beginning in the calendar quarter within which the 60th day following the Termination Date falls and continuing at the same time and in the same manner as Base Salary would have been paid if the Participant had remained in active employment until the end of such period;

(iv)                              subject to the Participant’s completion of all required enrollment elections, continuation of coverage for the Participant and his spouse and eligible dependents under the Company’s group health plans under which the Participant was a participant at any time during the twelve-month period prior to the Termination Date, until the earliest to occur of (A) twenty-four (24) months after the Termination Date; (B) the Participant’s death (provided that benefits provided to the Participant’s spouse and dependents shall not terminate until twenty-four (24) months after the Termination Date); or (C) with respect to any particular plan, the date the Participant becomes eligible to participate in a comparable benefit provided by a subsequent employer; provided, however, that if the Company’s obligations contemplated by this Section 7(a)(iv) would result in the imposition of excise taxes on the Company for failure to comply with applicable nondiscrimination requirements or would otherwise be prohibited by applicable law, the Company shall discontinue the group health plan coverage provided for in this Section 7(a)(iv) and shall instead pay to the Participant for the remainder of such period a monthly cash payment equal to the COBRA premium cost for such coverage, commencing no later than 30 days after such determination by the Company.

(b)                                 Release Required.  Payment of the amount due to the Participant pursuant to Subsections 7(a)(ii), (iii) and (iv) shall be fully subject to and contingent on the Participant’s execution (without revocation) of the Release.

(c)                                  Potential Reduction.  Notwithstanding any provision of this Plan to the contrary, if within one (1) year after the Participant’s Termination Date for any reason other than for Cause, it is determined by the Company that the Participant could have been terminated for Cause, then to the extent permitted by law:

(i)                                     the Company may elect to cancel any and all payments of any benefits otherwise due to the Participant, but not yet paid, under this Plan or otherwise; and

(ii)                                  upon written demand by the Company, the Participant shall refund to the Company any amounts, plus interest, previously paid by Company to the Participant pursuant to Subsections 7(a)(ii), (iii) or (iv), less one thousand dollars ($1,000) which the Participant shall be entitled to retain as fully sufficient consideration to support and maintain in effect any contractual obligations that the Participant has to the Company prior to the refund, including the Release.

8.                                      Resignation by the Participant for Good Reason or Termination by Company Without Cause During a Change in Control Period.

(a)                                 Severance Benefits.  Subject to reduction as may be required by Section 13, in the event a Change in Control occurs and (x) the Participant terminates his employment for Good Reason during a Change in Control Period, or (y) the Company terminates the Participant’s employment without Cause (and for reason other than death or Total Disability) during a Change in Control Period, the Company shall pay the following amounts to the Participant:

(i)                                     the benefits set forth in Section 6(a) of the Plan;

(ii)                                  the benefits set forth in Subsections 7(a)(iii) and (iv) of the Plan;

(iii)                               annual and/or special cash bonus payments for the calendar year in which the Participant’s Termination Date occurs, payable at 100% of the target bonus for which the Participant would be eligible in the absence of the termination of employment, pro-rated for the calendar year in which the Termination Date occurs and payable within five (5) days after the later of the Termination Date or the Change in Control

(b)                                 Release Required.  Payment of the amount due to the Participant pursuant to Subsections 8(a)(ii) and (iii) shall be fully subject to and contingent on the Participant’s execution (without revocation) of the Release.

(c)                                  Termination Prior to Change in Control.  In the event of a termination during a Change in Control Period but prior to the consummation of the Change in Control, any payment provided pursuant to Section 8 shall be paid within five days following the consummation of the Change in Control, less the amount of any cash severance previously provided to the Participant pursuant to Section 7 of the Plan.

9.                                      No Mitigation.  The Participant shall be under no obligation to seek other employment in order to receive benefits under this Plan, and, except as specifically set forth herein, there shall be no offset against any amounts due the Participant under this Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain.

10.                               Enforcement of Protective Covenants.  In the event that the Participant violates any Protective Covenants, then, in addition to any additional forms of the relief the Company may have, including the right to injunctive relief, (i) the Company shall have the right to immediately cease making any payments that it may otherwise owe to the Participant, if any, under this Plan or otherwise; (ii) the Participant will forfeit any remaining rights to payments or continuing benefits provided by this Plan, if there are any; and (iii) upon the Company’s demand, the Participant will refund to the Company any amounts, plus interest, previously paid by Company to the Participant pursuant to Subsections 7(a)(ii), (iii) and (iv) and 8(a)(ii) and (iii), less one thousand dollars ($1,000) which the Participant shall be entitled to retain as fully sufficient consideration to support and maintain in effect any contractual obligations that the Participant has to the Company prior to the refund, including the Release as defined herein.

11.                               Claims Procedure.

(a)                                 Claims for Benefits.  It shall not be necessary for a Participant or beneficiary who has become entitled to receive a benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit.  However, any Participant or beneficiary who believes that he has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he is entitled to a benefit hereunder in excess of the benefit which he has received, or commenced receiving, may file a written claim for such benefit with the Committee at any time on or prior to the end of the fiscal year next following the fiscal year in which he allegedly became entitled to receive a distribution of such benefit.  Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of this Plan upon which such claim is based.  The Committee shall, within 90 days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim.  If special circumstances require an extension of up to an additional 90 days for processing the claim, the Committee will provide written notice of the extension, including the reason for the extension and the date by which the decision is expected to be made.  If such claim is denied in whole or in part, the Committee shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant: the specific reason or reasons for denial; specific references to pertinent provisions of this Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in Section 11(b) below.

(b)                                 Appeals of Denied Claims.  A Participant or beneficiary who has filed a written claim for benefits with the Committee which has been denied may appeal such denial to the Committee and receive a full and fair review of his claim by filing with the Committee a written application for review at any time within 60 days after receipt from the Committee of the written notice of denial of his claim provided for in Section 11(a) above.  A Participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his claim and may submit issues and comments to the Committee in writing.  By the later of (i) 60 days after receipt of a written application for review or (ii) five days following the date of the Committee’s meeting next following the Committee’s receipt of the application for review (or the second meeting following such receipt if the application is received 30 days or less before the first meeting), the Committee shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision, specific references to the pertinent provisions of this Plan upon which the decision is based, a statement regarding the Participant’s right to receive reasonable access to relevant information, and a statement regarding the Participant’s right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended.  If special circumstances require an extension of up to an additional 60 days (or five days following the date of the Committee’s third meeting following receipt of the application for review) for processing the claim, the Committee will provide written notice of the extension, including the reason for the extension and the date by which the decision is expected to be made.

(c)                                  Authorized Representatives; Notices.  Any act permitted or required to be taken by a Participant or beneficiary under this Section 11 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative.  Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed.  Any such claim, notice, application, or other writing deemed filed or given pursuant to the next foregoing sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth business day following the date upon which it was filed or given.  Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.

(d)                                 Exhaustion; Statute of Limitations.  A Participant or beneficiary must complete the claims procedures described in this Section 11 prior to commencing any legal or equitable action regarding a claim for benefits under the Plan by a Claimant.  Further, a Participant or beneficiary must bring any legal or equitable action to contest a final benefit determination for Plan benefits within one year of the date that the

Committee sends a notice of a final claims determination under this Section 11 of the Plan, or all rights to bring such a legal or equitable action will be waived.

12.                               Arbitration.  The Company agrees and the Participant, as evidenced by execution of the Participation Agreement, agrees that any dispute relating to this Plan, or to the breach of this Plan, arising between the Participant and the Company shall be settled by arbitration in accordance with the Federal Arbitration Act and the commercial arbitration rules of the American Arbitration Association (“AAA”), or any other mutually agreed upon arbitration service; provided, however, that temporary and preliminary injunctive relief to enforce the Protective Covenants, and related expedited discovery, may be pursued in a court of law to provide temporary injunctive relief pending a final determination of all issues of final relief through arbitration.  The arbitration proceeding, including the rendering of an award, shall take place in Houston, Texas, and shall be administered by the AAA (or any other mutually agreed upon arbitration service).  The arbitrator shall be jointly selected by the Company and the Participant within thirty (30) days of the notice of dispute, or if the Company and the Participant cannot agree, in accordance with the commercial arbitration rules of the AAA (or any other mutually agreed upon arbitration service).  All fees and expenses associated with the arbitration shall be borne equally by the Participant and the Company during the arbitration, pending final decision by the arbitrator as to who should bear fees, unless otherwise ordered by the arbitrator.  The arbitrator shall not be authorized to create a cause of action or remedy not recognized by applicable state or federal law.  The arbitrator shall be authorized to award final injunctive relief.  The award of the arbitrator shall be final and binding upon the Company and the Participant without appeal or review, except as permitted by the arbitration laws of the State of Texas.  The award, inclusive of any and all injunctive relief provided for therein, shall be enforceable through a court of law upon motion of either party.

13.                               Potential Limitation on Severance Benefits.

(a)                                 Maximum Severance Amount.  Notwithstanding any provision in this Plan to the contrary, in the event of a qualifying termination (or resignation) under Sections 6, 7 or 8 of this Plan it is determined by the Company that the Severance Benefits (as defined in Section 13(b) below) would exceed 2.99 times the sum of the Participant’s then current base salary and target bonus (the “Maximum Severance Amount”), then the aggregate present value of the Severance Benefits provided to the Participant shall be reduced by the Company to the Reduced Amount.  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order.  The “Reduced Amount” shall be an amount, expressed in present value, that maximizes the aggregate present value of the Severance Benefits without exceeding the Maximum Severance Amount.

(b)                                 Severance Benefits.  For purposes of determining Severance Benefits under Section 13(a) above, Severance Benefits means the present value of payments or distributions by the Company, its subsidiaries or affiliated entities to or for the benefit of the Participant (whether paid or provided pursuant to the terms of this Plan or otherwise), and

(A) including: (i) cash amounts payable by the Company in the event of termination of the Participant’s employment; and (ii) the present value of benefits or perquisites provided for periods after termination of employment (but excluding benefits or perquisites provided to employees generally); and

(B) excluding: (i) payments of salary, bonus or performance award amounts that had accrued at the time of termination; (ii) payments based on accrued qualified and non-qualified deferred compensation plans, including retirement and savings benefits; (iii) any benefits or perquisites provided under plans or programs applicable to employees generally; (iv) amounts paid as part of any agreement intended to “make-whole” any forfeiture of benefits from a prior employer; (v) amounts paid for services following termination of employment for a reasonable consulting agreement for a period not to exceed one year; (vi) amounts paid for post-termination covenants (such as a covenant not to compete); (vii) the value of accelerated vesting or payment of any outstanding equity-based award; and (viii) any payment that the Board or any committee thereof determines in good faith to be a reasonable settlement of any claim made against the Company.

(c)                                  Possible 280G Reduction.  Following application of Section 13(a), in the event that the payment of the remaining Severance Benefits to the Participant plus any other payments to the Participant which would be subject to Code Section 280G (including any reduced Severance Benefits) (“280G Severance Benefits”) would be subject (in whole or part), to any excise tax imposed under Code Section 4999 (the “Excise Tax”), then the cash portion of the 280G Severance Benefits shall first be further reduced, and the non-cash 280G Severance Benefits shall thereafter be further reduced, to the extent necessary so that no portion of the 280G Severance Benefits is subject to the Excise Tax, but only if (i) the amount of the 280G Severance Benefits to be received by the Participant, as so reduced by this Section 13(c) and after subtracting the amount of federal, state and local income taxes on such reduced 280G Severance Benefits (after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced 280G Severance Benefits) is greater than or equal to (ii) the amount of the 280G Severance Benefits to be received by the Participant without such reduction by this Section 13(c) after subtracting the amount of federal, state and local income taxes on such 280G Severance Benefits and the amount of the Excise Tax to which the Participant would be subject in respect of such unreduced 280G Severance Benefits (after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced 280G Severance Benefits ).

(d)                                 Calculation of 280G Severance Benefits.  For purposes of determining the 280G Severance Benefits, (i) no portion of the 280G Severance Benefits, the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b), shall be taken into account, (ii) no portion of the 280G Severance Benefits shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) who is reasonably acceptable to the Participant and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)); (iii) no portion of the 280G Severance Benefits shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation, and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the 280G Severance Benefits shall be determined by the Auditor in accordance with the principles of Code Sections 280G(d)(3) and (4).

(e)                                  Determination of Present Value.  For purposes of this Section 13, the present value of Severance Benefits and 280G Severance Benefits 280G shall be determined in accordance with Code Section 280G(d)(4).

14.                               Clawback.  To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, amounts paid or payable pursuant to the Plan shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase or recoupment of amounts paid or payable pursuant to the Plan.  Notwithstanding any provision of this Plan to the contrary, the Company reserves the right, without the consent of any Participant, to adopt or amend any such clawback policies and procedures.

15.                               Withholding of Taxes.  The Company may withhold from any compensation and benefits payable under this Plan all applicable federal, state, local, or other taxes.

16.                               Compliance with Code Section 409A.

(a)                                 Compliance; Exemption.  It is intended that the payments and benefits provided under this Plan shall be exempt from or comply with the application of the requirements of Code Section 409A.  This Plan shall be construed, administered and governed in a manner that affects such intent.  Specifically, any taxable benefits or payments provided under this Plan are deemed to be separate payments that qualify for the “short-term deferral” exclusion from Code Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the “involuntary separation pay” exclusion from Code Section 409A, to the maximum extent possible.  To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if a Participant is a “specified employee,” as determined by the Company, as of his Termination Date, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the

Termination Date (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death).

(b)                                 Reimbursements; In-Kind Benefits.  All reimbursements and in kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c)                                  Six Month Delay Period.  Notwithstanding any provision to the contrary in the Plan, if a Participant is deemed on the date of the Participant’s separation from service to be a Specified Employee, and the stock of the Company is publicly traded, then the payments specified as being subject to this Section 16 shall not be made or provided to the extent required by Code Section 409A until the later of (A) the payment date set forth in the Plan or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the date of Participant’s separation from service within the meaning of Code Section 409A, (ii) the date of Participant’s death, or (iii) such other date that complies with, or is exempt from, the requirements of Code Section 409A (the “Delay Period”).  Payments subject to the Delay Period shall be paid to the Participant without interest for such delay in payment.  All other payments and benefits due under the Plan that are not subject to the foregoing shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)                                 Substitution.  To the extent any payment or benefit payable under this Plan is considered a substitution of previously forfeited or relinquished deferred compensation under Treas. Reg. Section 1.409A-3(f), the payment or benefit payable under this Plan shall be paid at the same time and on the same schedule that the original deferred compensation would have been paid, unless an exemption applies.

17.                               No Right to Continued Service or Employment.  Nothing in this Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which such Participant is employed or otherwise serves the Company or its Subsidiaries.

18.                               Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit with the United States Postal Service to be sent by registered or certified mail, postage prepaid return receipt requested, addressed to the Company, attention to the general counsel, at its principal place of business and to the Participant at his address as shown on the records of the Company or to such other address as the Company shall have received in writing from the Participant.

19.                               Source of Payments; Unfunded Plan.  All payments provided under this Plan, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.  The Company’s liability to pay benefits under the Plan shall constitute an unfunded, unsecured liability of the Company.  Nothing contained in the Plan shall create or be construed to create a trust of any kind.  The Participant shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

20.                               Assignment; Successors.  No benefit under this Plan shall be assignable or otherwise transferable by the Participant (but any payments due hereunder which would be payable at a time after the Participant’s death shall be paid to the Participant’s estate).  The Plan shall be binding upon and inure to the benefit of any successor or assign of the Company, whether directly or indirectly and whether by way of merger, consolidation, operation of law, assignment or other acquisition of substantially all of the assets or business of the Company, in the same manner and to the full extent that the Company is obligated hereunder, and such successor or assign shall be deemed the “Company” for all purposes of the Plan.  In the event that any such successor or assign shall not by operation of law be bound by all of the Company’s obligations hereunder, then the Company shall require such successor or assign to expressly and unconditionally assume all of the Company’s obligations under the Plan.

21.                               Governing Law and Venue.  This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws provisions.  The Company and the Participant agree that any legal action arising from this Plan that is not required to be resolved through arbitration pursuant to Section 12 must be pursued in a court of competent jurisdiction that is located in Houston, Texas.

22.                               Termination, Amendment of the Plan.  The Board may amend or terminate the Plan at any time with respect to the Plan’s application to persons commencing participation in the Plan subsequently to the Board taking such action to amend or terminate the Plan.  The Board may amend or terminate the Plan as to all Participants from time to time; provided, however, that, with respect to any individual who is a Participant at the time the Board takes action to amend or terminate the Plan, any such amendment or termination that adversely affects any right of such a Participant under the Plan shall not be effective until the earlier of (a) the date twelve (12) months after the Board provides written notice of the amendment or termination to all such Participants or (b) the date each such Participant consents in writing to the amendment or termination.  Notwithstanding any provision in this Section 22, the Plan may not be amended or terminated during the two years following a Change in Control.

23.                               Miscellaneous.

(a)                                 Waiver.  The failure of a party to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.

(b)                                 Severability.  If any term or provision of this Plan is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Plan in full force and effect.

(c)                                  Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Plan.

(d)                                 Rules of Construction.  Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)                                  Counterparts.  This Plan may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Plan.

24.                               General Information About This Plan.

(a)                                 Plan Name.  The name of this Plan is the Waste Management Holdings, Inc. Executive Severance Protection Plan.

(b)                                 Plan Sponsor.  The Plan Sponsor is:

Waste Management Holdings, Inc.

1001 Fannin

Houston, Texas 77002

Attention: Chief Legal Officer

Phone: (713) 512-6200

(c)                                  Employer Identification Number of Plan Sponsor.  36-2660763

(d)                                 ERISA Plan Number.  515

(e)                                  Type of Plan.  This Plan is intended to be an unfunded plan intended to provide severance compensation and benefits to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

(f)                                   Plan Administration.  This Plan is administered by the Management Development and Compensation Committee of the Board:

Waste Management, Inc.

1001 Fannin

Houston, Texas 77002

Attention: Chief Legal Officer

Phone: (713) 512-6200

The Committee is responsible for the operation and administration of this Plan.  The Committee is authorized to construe and interpret this Plan and to make eligibility and benefit determinations, and its decisions shall be final and binding.  The Committee shall make all reports and disclosures required by law.

(g)                                  Agent for Service of Legal Process.  The agent for service of legal process on this Plan is:

Waste Management, Inc.

1001 Fannin

Houston, Texas 77002

Attention: Chief Legal Officer

Phone: (713) 512-6200

(h)                                 Effective Date of this Plan.  December 22 ,2017

(i)                                     Plan Year.  The calendar year ending on December 31.

(j)                                    Contributions; Source of Benefits.  Payments under this Plan will be made from the general assets of the Company.  No employee contributions are made under this Plan.

WASTE MANAGEMENT HOLDINGS, INC.

By:	/s/ Courtney A. Tippy
Name:	Courtney A. Tippy
Title:	Vice President and Secretary